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                                                                   Exhibit 10.36


                                  KEY EMPLOYEE
                             SHARE OPTION AGREEMENT
                             Dated December 1, 1998


This agreement supercedes and replaces the original agreement dated May 9, 1996.

Loran Network Holding Corporation Inc. (the Company) hereby grants Leighton Powell (a key Employee) effective October 1, 1994, the option to purchase 750,000 of its Class A common voting shares at a price of $0.11 per share in the first year, $0.13 in the second year, and $0.15 in the third year. This option shall terminate in eight years from its effective date, which is September 30, 2002.

The right to purchase these shares will become available to Leighton Powell at the end of each of the three years starting from October 1, 1994. The amount of each such purchase shall be restricted to 33% of the total number of shares; which amounts to 250,000 shares per year. In the event of, and at the time that the company or any of its subsidiaries is sold or makes an offering of its shares to the public, Leighton Powell will have the right to purchase all remaining shares not purchased. Leighton Powell may elect to delay any or all of the purchases until the termination date of this complete option on September 30, 2002. Any shares not purchased within 30 days after this termination date will not be available to Leighton Powell.

This option is in effect only while Leighton Powell is directly employed to the Company or any of its subsidiaries. If Leighton Powell dies while employed by the Company, his estate, personal representative or beneficiary may exercise this option at any time within 90 days after such death. The number of shares available for purchase will be those which would have become available to Leighton Powell at the time of his death.



Loran Network Holding Corporation Inc.           I agree to the above terms



/s/  D. A. Levy                                  /s/  Leighton Powell
------------------------------                   -------------------------------
David Levy                                       Leighton Powell
Chairman